From: Luckycom Inc. (the “COmpany”)

Level 8, Two Exchange Square, 8 Connaught Place

Central Hong Kong

To: Kingrich lee

date: October 7, 2013

re: ORAL compensation AND LOAN arrangments

In order to reduce to writing certain oral arrangements for purposes of Item 601(b)(10) of Regulation S-K, please note the following:

  We had oral agreement with Mr. Lee to pay monthly fees of approximately $4,520 USD for his services as our officer and director. Total officer compensation was $9,030 for the period ended February 28, 2013 and $13,560 for the period ended May 31, 2013. This oral agreement is terminated in connection with Mr. Lee’s Employment Agreement with Luckycom Ltd., which supersedes and replaces the oral arrangement with our company.

  Mr. Lee loaned $27,179 to the Company during the period ended May 31, 2013, which was the largest aggregate total amount outstanding during any given period. The amounts were unsecured, non-interest bearing and due on demand. The loans were repaid in full during the three months ended May 31, 2013; the total due to Mr. Lee was $0 as of May 31, 2013.

Luckcom, Inc.

/s/ Kingrich Lee

By: Kingrich Lee

Its: President and CEO